UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 12, 2008

GREAT SOUTHERN BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	0-18082	43-1524856
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1451 East Battlefield, Springfield, Missouri	65804
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (417) 887-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Great Southern Bancorp, Inc., the bank holding company of Great Southern Bank, (NASDAQ:GSBC) announced today that the September 7, 2008, United States Treasury Department and the Federal Housing Finance Agency actions with respect to the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac) will adversely impact the fair value of the Company’s investments in Fannie Mae and Freddie Mac perpetual preferred stock. As previously reported in the Company’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2008, the Company’s perpetual preferred investments in Fannie Mae and Freddie Mac are included in securities available for sale at a cost of $4.0 million and $1.8 million, respectively, and have a weighted average coupon rate of 8.02%. These securities currently trade at 5 to 10 percent of par value and are currently not expected to pay dividends. It is unclear if or when the values of such investment securities will improve, or whether such values will deteriorate further.  Based on these developments, the Company will record an other-than-temporary impairment and take a non-cash charge to earnings related to these preferred securities for the quarter ending September 30, 2008. The Company does not have any other equity securities issued by Fannie Mae or Freddie Mac.

The Company’s management has evaluated the capital condition of both the Company and the Bank, and has concluded that both would remain “well capitalized” under any valuation scenario involving the Fannie Mae and Freddie Mac perpetual preferred stock investment securities.

The following table estimates the capital ratios that the Company and the Bank would have had at June 30, 2008, if it had been assumed that its shares of Fannie Mae and Freddie Mac preferred stock had no value at June 30, 2008, and if the Company was not able to record a tax benefit for the loss.

	As Reported June 30, 2008	Adjusted	Regulatory Threshold for Well Capitalized
Great Southern Bancorp, Inc.
Tier 1 leverage ratio	8.03%	7.82%	5.00%
Tier 1 risk-based ratio	10.12%	9.89%	6.00%
Total risk-based ratio	11.37%	11.14%	10.00%
Great Southern Bank
Tier 1 leverage ratio	7.92%	7.72%	5.00%
Tier 1 risk-based ratio	10.01%	9.78%	6.00%
Total risk-based ratio	11.26%	11.03%	10.00%

The Company currently is analyzing its opportunities to utilize a deferred tax benefit, which would reduce the after-tax impact of this loss.

With total assets of $2.5 billion, Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 39 retail banking centers and 170 ATMs throughout southwest, west and central Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis.  Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select stock exchange.

Forward-Looking Statements

When used in this and any other future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.

Date September 12, 2008	By:	/s/ Joseph W. Turner
Joseph W. Turner
President and Chief Executive Officer